Exhibit 99.4

The offering is being made for the securities of an Israeli company. The offer is subject to the disclosure requirements applicable to Israeli companies which are different from those in the United States. Financial statements included in the Company’s documents, if any, have been prepared in accordance with accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for U.S. investors to enforce their rights and any claim they may have arising under the federal securities laws, since the Company is located in Israel, and all of its officers and directors are residents of a foreign country. U.S. Investors may not be able to sue the Company or its officers or directors in a U.S. court for violations of the U.S. securities laws. It may be difficult to compel an Israeli company and its affiliates to subject themselves to a U.S. court’s jurisdiction.

The issuance and actual execution of the offering of the shares is subject to the completion of the "Searchlight-Fuhrer" transaction as reported in the Company's reports to the stock exchange and subject to obtaining a "Control Permit" in the Bezeq group by the "Searchlight-Fuhrer" from the Israeli regulator. If the said conditions are not met, the offering will not be excuted and the Company will not be permitted to issue the securities under this offering.

QUESTIONS AND ANSWERS ABOUT THE RIGHTS OFFERING

Exercising the subscription rights and investing in our securities involves a high degree of risk. We urge you to carefully read the section entitled “Risk Factors” on our Form 20-F for the Year Ended December 31, 2018 published on May 15, 2019 before you decide whether to exercise your rights.

Q: What is the rights offering and why are we undertaking the rights offering?

A: A rights offering is a distribution of subscription rights on a pro rata basis to all existing shareholders of a company to buy a proportional number of additional securities at a given price.

This rights offering is part of a Plan of Arrangement in Israel. As part of the process administered by the Israeli Court, this offering in Israel is not subject to prospectus requirements. For the U.S., we are relying on an exemption from the prospectus requirements provided by Rule 801 of the U.S. Securities Act of 1933 (the “Securities Act”).

The Rights Offering is exempt from the provisions of Section 5 of the Securities Act as long as the following conditions are satisfied:

Eligibility of issuer. The Company is a foreign private issuer (Israel) on the date the securities are first offered to U.S. holders.

Limitation on U.S. ownership. U.S. holders hold no more than 10 percent of the outstanding class of securities that is the subject of the rights offering.

Equal treatment. The Company permits U.S. holders to participate in the rights offering on terms at least as favorable as those offered the other holders of the securities that are the subject of the offering.

If the Company publishes or otherwise disseminates an informational document to the holders of the securities in connection with the rights offering, the issuer must furnish that informational document, including any amendments thereto, in English, to the Securities and Exchange Commission on Form CB. If the Company disseminates by publication in Israel, the Company must publish the information in the United States in a manner reasonably calculated to inform U.S. holders of the offering.

Eligibility of securities. The securities offered in the Rights Offering are equity securities of the same class as the securities held by the offerees in the United States.

Limitation on transferability of rights. The terms of the rights prohibit transfers of the rights by U.S. holders.

Up to 8,383,234 ordinary shares NIS 0.1 par value each (the “Offered Shares”) will be offered in this Rights Offering.

Any holder of ordinary shares of the Company on October 23, 2019 (the “Record Date”) will be able to request to purchase one Offered Share (1) at a price per share of NIS 4.175 ($1.195) for every 2.1365 ordinary shares the holder owned on the Record Date.

We encourage you to read Exhibit 99.1 and Exhibit 99.2 to understand the entire process undertaken in Israel as well as the Arrangement Plan in the Company’s proxy statement provided to its shareholders, and furnished to the SEC on EDGAR on July 15, 2019 on Form 6-K.

Q. May I transfer my subscription rights?

A: No. The subscription rights may not be sold or transferred. The subscription rights will not be traded on the NASDAQ or any other trading market.

Q: What happens if I choose not to exercise my subscription rights?

A: You will retain your current number of ordinary shares even if you do not exercise your subscription rights. However, your voting and other rights may be diluted to the extent that other shareholders exercise their rights.

Q: When will the subscription rights expire?

A: The subscription rights will expire, if not exercised, at 10:00 a.m., New York City time on October 31, 2019, unless we decide to terminate the rights offering earlier or to extend this date. We or the subscription agent must actually receive all required documents and payments before that time and date. Any rights not exercised at or before the applicable time will expire without any payment to the holders for those unexercised rights.

If you hold your shares through a broker, dealer or other nominee, you will be required to comply with the procedural requirements of such nominee, including the procedures relating to the last time by which you may be required to provide notice of your intention to exercise your rights.

If you do not timely exercise your rights in accordance with the procedures applicable to you, your ability to exercise the rights and purchase the ordinary shares will expire.

Q: Is exercising my subscription rights risky?

A: The exercise of your subscription rights (and the resulting ownership of our ordinary shares) involves a high degree of risk. Exercising your subscription rights means buying ordinary shares and should be considered as carefully as you would consider any other equity investment.

Q: What should I do if I want to participate in the rights offering but my ordinary shares are held in the name of my broker, dealer, bank or other nominee and not in my name?

A: Beneficial owners of our ordinary shares whose shares are held by a nominee, such as a broker, dealer, bank or trustee, rather than in their own name, must contact that nominee to exercise their rights. In that case, the nominee will complete the subscription rights certificate on behalf of the beneficial owner and arrange for proper payment by one of the methods described above.

Q: Will I be charged a sales commission or a fee if I exercise my subscription rights?

A: We will not charge a brokerage commission or a fee to subscription rights holders for exercising their subscription rights. However, if you exercise your subscription rights and/or sell any underlying ordinary shares through a broker, dealer, bank or other nominee, you will be responsible for any fees charged by your broker, dealer, bank or other nominee.

Q: What are the U.S. federal income tax consequences of receiving or exercising my subscription rights?

A: A U.S. holder of ordinary shares likely will not recognize any income, gain or loss for U.S. federal income tax purposes in connection with the receipt or exercise of subscription rights. You should consult your own tax advisor as to the particular consequences to you of the rights offering.

Q: If I exercise my subscription rights, how will I receive ordinary shares in the rights offering?

A: The issuance of ordinary shares purchased in the rights offering will be made on or about November 7, 2019. American Stock Transfer & Trust Company, LLC will credit your account for the number of ordinary shares purchased in the rights offering on our shareholder register maintained by it promptly after such date. Beneficial owners of our ordinary shares whose shares are held by a nominee, such as a broker, dealer or bank, rather than in their own name, will have any ordinary shares acquired in the rights offering credited to the account of such nominee on such date.

Exhibit 99.3 of this Form CB/A is a U.S. version of the Shares Acceptance Notice of the subscription right as offered in Israel. Please contact your nominee as how to fill the form or an equivalent of it provided by your nominee or broker.

Q: Who is the subscription agent for the rights offering?

A: The subscription agent is American Stock Transfer & Trust Company, LLC. The address for delivery to the subscription agent is as follows:

By Hand, Mail or Overnight Courier:
American Stock Transfer & Trust Company, LLC
6201 15th Avenue
Brooklyn, NY 11219
Attention: Reorganization Department

Your delivery to the subscription agent to an address other than the address set forth above will not constitute valid delivery and, accordingly, may be rejected by us.

Q: What should I do if I have other questions?

A: If you have any questions or need further information about the rights offering, please contact our information agent, D.F. King, at bcom@dfking.com, or at (800)-628-8538 or our Chief Executive Officer, Ami Barlev, at 2 Dov Friedman Street, Ramat Gan 5250301, Israel, +972-3-9240000 during his normal business hours.

Subscription Agent

American Stock Transfer & Trust Company, LLC will act as the subscription agent in connection with the rights offering with respect to holders of our ordinary shares in the U.S. for the benefit of brokers, dealers, banks and other nominees.

Completed subscription rights certificates of such holders must be sent together with full payment of the subscription price for all shares subscribed for through the exercise of the subscription right to the subscription agent by one of the methods described below:

By Hand, Mail or Overnight Courier:
American Stock Transfer & Trust Company, LLC
6201 15th Avenue, Brooklyn, NY 11219
Attn: Reorganization Department

Delivery to an address other than the address listed above will not constitute valid delivery and, accordingly, may be rejected by us.

If you use the mail, we recommend that you use insured, registered mail, return receipt requested. We will not be obligated to honor your exercise of subscription rights if the subscription agent receives the documents relating to your exercise after the rights offering expires, regardless of when you transmitted the documents. We will accept only properly completed and duly executed subscription rights certificates actually received at the address listed above, at or prior to 10:00 a.m., New York City time, on October 31, 2019.

If you are a beneficial owner of our ordinary shares and/or hold them through a broker, dealer, bank or other nominee (including a participant of DTC), rather than in your own name and you wish to exercise your subscription rights, you should contact your nominee to exercise your subscription rights sufficiently in advance of the expiration date of the rights offering in order to ensure timely delivery of a subscription rights certificate reflecting your exercise. Your nominee will instruct you as to the proper time and form of payment of the subscription price.

Information Agent

If you have any questions or need further information about the rights offering, or for additional copies of this prospectus, please contact D.F. King, our Information Agent for the rights offering, toll free at (800)-628-8538.

Methods for Exercising Rights

Rights are evidenced by subscription rights certificates that will be sent to record date shareholders registered on our shareholder register maintained at American Stock Transfer & Trust Company, LLC or, if a record date shareholder’s ordinary shares are held by a depository or nominee on his, her or its behalf, to such depository or nominee.

Record date shareholders registered on our shareholder register maintained by the subscription agent

Rights of record date shareholders registered on our shareholder register maintained at the subscription agent may be exercised by record holders or such depositories or nominees by completing and signing the Acceptance Notice (Exhibit 99.3) or a subscription rights certificate (per your nominee’s instructions) and mailing it in the envelope provided, or otherwise delivering the completed and duly executed Acceptance Notice or subscription rights certificate to the subscription agent, together with payment in full for the ordinary shares at the subscription price by the expiration date of the rights offering. Completed Acceptance Notices or subscription rights certificates and related payments must be received by the subscription agent prior to 10:00 a.m., New York City time, on or before October 31, 2019, at the offices of the subscription agent at the address set forth above.

Shareholders whose ordinary shares are held as of the record date by a nominee, such as a broker, dealer, bank or other nominee rather than in their own name, must contact that nominee to exercise their rights sufficiently in advance of the expiration date of the rights offering in order to ensure timely delivery of an Acceptance Notice or a subscription rights certificate reflecting their exercise. In that case, the nominee will complete the subscription rights certificate on behalf of the record date shareholder and arrange for proper payment by one of the methods set forth under “Payment of Subscription Price” below.

Nominee Holders

If you are a broker, a trustee or a depositary for securities that holds our ordinary shares for the account of others as a nominee holder, you should notify the respective beneficial owners of such shares as soon as possible of the issuance of the rights to find out such beneficial owners’ intentions. You should obtain instructions from the beneficial owner with respect to the rights, as set forth in the instructions we have provided to you for your distribution to beneficial owners. If the beneficial owner so instructs, you should complete the appropriate subscription certificates. A nominee holder that holds shares for the account(s) of more than one beneficial owner may exercise the number of rights to which all such beneficial owners in the aggregate otherwise would have been entitled if they had been direct record holders of our ordinary shares on the record date, so long as the nominee submits the appropriate subscription certificates and certifications and proper payment to us.

General

All questions as to the timeliness, validity, form, eligibility (including times of receipt and matters pertaining to beneficial ownership) and the acceptance of subscription forms and the subscription price will be determined by us, which determinations will be final and binding. No alternative, conditional or contingent subscriptions will be accepted.

We reserve the right to reject any exercise if such exercise is not in accordance with the terms of the rights offering or not in proper form or if the acceptance thereof or the issuance of our ordinary shares thereto could be deemed unlawful. We reserve the right to waive any deficiency or irregularity with respect to any subscription rights certificate. Subscriptions will not be deemed to have been received or accepted until all irregularities have been waived or cured within such time as we determine in our sole discretion. We will not be under any duty to give notification of any defect or irregularity in connection with the submission of subscription rights certificates or incur any liability for failure to give such notification.

Payment of Subscription Price

Record Holders registered on our shareholder register maintained by the subscription agent

If you are a holder of our ordinary shares that is registered on our shareholder register maintained at American Stock Transfer & Trust Company, LLC, you may send the subscription rights certificate together with payment for the rights exercised. To be accepted, the payment, together with a properly completed and executed subscription rights certificate, must be received by the subscription agent at the subscription agent’s office set forth above (see “Subscription Agent”), at or prior to 10:00 a.m., New York City time, on October 31, 2019.

All payments to the subscription agent must be in U.S. dollars by check made payable to “American Stock Transfer and Trust Company, LLC as Subscription Agent.

The subscription agent will deposit all funds received prior to the final payment date into a segregated account pending pro-ration and distribution of the ordinary shares.

The method of delivery of subscription rights certificates and payment of the subscription price to the subscription agent will be at the election and risk of the participating rights holders, but if sent by mail it is recommended that such certificates and payments be sent by registered mail, properly insured, with return receipt requested, and that a sufficient number of days be allowed to ensure delivery to the subscription agent and clearance of payment prior to 10:00 a.m., New York City time, on October 31, 2019. Because uncertified personal checks may take at least five business days to clear, you are strongly urged to pay, or arrange for payment, by means of certified or cashier’s check or money order.

Whichever of the methods described above is used, issuance of the ordinary shares is subject to collection of checks and actual payment.

Delivery of Share Certificates

Share certificates for ordinary shares will be sent promptly after the expiration of the rights offering and payment of the subscription price by the individual holder has cleared.

If You Have Questions

If you have any questions or need further information about the rights offering, or for additional copies of this prospectus or subscription rights certificates, please call D.F. King, our Information Agent, toll free at (800)-628-8538.

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